Exhibit 23.2

               Consent Of Independent Certified Public Accountant

We consent to the incorporation by reference in the following Registration Statements of Price Net USA, Inc. our report dated April 3, 2001, with respect to the consolidated financial statements of Price Net USA, Inc., included in the Annual Report on Form 10-KSB for the year ended December 31, 2000:


                          /s/ Shelley Intl., CPA